Epoch Announces 12% Increase in Assets under Management

NEW YORK-- (BUSINESS WIRE) - July 5, 2007 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased 12 percent to $6.0 billion as of June 30, 2007, from $5.4 billion as of March 31, 2007. The gain in assets for the twelve months ended June 30, 2007 was approximately 85 percent, from $3.3 billion at June 30, 2006.

“Our substantial asset growth reflects strong performance for the quarter, as well as the last twelve months, in all of our seven key strategies,” said William Priest, CEO of the Company. “There is a growing acceptance among investors of our free cash flow investment approach as the appropriate prism through which to view equity investment opportunities.”

Priest continued, “Performance across virtually all investment services exceeded their benchmarks for the recent quarter and the last twelve months. Ultimately, this is a business of providing strong, risk-adjusted returns to clients and we have achieved that goal through the end of this fiscal year.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com